Exhibit 99.2

KINETA, INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash	$2,810	$11,144
Prepaid expenses and other current assets	2,103	73

Total current assets	4,913	11,217
Property and equipment, net	206	189
Operating right-of-use asset	1,383	1,872
Restricted cash	75	75

Total assets	$6,577	$13,353

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$5,938	$732
Accrued expenses and other current liabilities	2,423	1,842
Deferred revenue	76	1,041
Notes payable, current portion (with related parties $11,703 and $8,378 as of September 30, 2022 and December 31, 2021, respectively)	11,703	9,996
Operating lease liability, current portion	815	737
Finance lease liabilities, current portion	38	30

Total current liabilities	20,993	14,378
Notes payable, net of current portion (with related parties $2,672 and $8,378 as of September 30, 2022 and December 31, 2021, respectively)	6,845	9,444
Operating lease liability, net of current portion	767	1,390
Finance lease liabilities, net of current portion	94	90

Total liabilities	28,699	25,302
Commitments and contingencies (Note 6)
Shareholders’ deficit:
Common stock, $0.0001 par value; 250,000 shares authorized as of September 30, 2022 and December 31, 2021; 70,992 and 67,673 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	7	7
Additional paid-in capital	82,482	76,135
Accumulated deficit	(104,721)	(88,282)

Total shareholders’ deficit attributable to Kineta, Inc.	(22,232)	(12,140)
Noncontrolling interest	110	191

Total shareholders’ deficit	(22,122)	(11,949)

Total liabilities and shareholders’ deficit	$6,577	$13,353

See the accompanying notes to the condensed consolidated financial statements.

KINETA, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2022	2021	2022	2021
Revenues:
Licensing revenues	$—	$2,176	$965	$6,467
Grant revenues	200	265	501	904

Total revenues	200	2,441	1,466	7,371

Operating expenses:
Research and development	2,605	3,657	10,507	11,629
General and administrative	2,046	1,082	5,480	3,494

Total operating expenses	4,651	4,739	15,987	15,123

Loss from operations	(4,451)	(2,298)	(14,521)	(7,752)

Other (expense) income:
Interest expense (with related parties $465 and $215 for the three months ended 2022 and 2021, respectively, and $1,366 and $643 for the nine months ended 2022 and 2021, respectively)	(559)	(300)	(1,699)	(976)
Change in fair value measurement of notes payable	(418)	(317)	(542)	(870)
(Loss) gain on extinguishments of debt, net	(236)	12	259	904
Other (expense) income, net	(3)	3	(17)	(13)

Total other (expense) income, net	(1,216)	(602)	(1,999)	(955)

Net loss	$(5,667)	$(2,900)	$(16,520)	$(8,707)
Net (loss) income attributable to noncontrolling interest	(82)	12	(81)	(2)

Net loss attributable to Kineta, Inc.	$(5,585)	$(2,912)	$(16,439)	$(8,705)

Net loss per share, basic and diluted	$(0.08)	$(0.04)	$(0.24)	$(0.14)

Weighted-average shares outstanding, basic and diluted	71,088	65,489	69,887	61,615

See the accompanying notes to the condensed consolidated financial statements.

KINETA, INC.

Condensed Consolidated Statements of Shareholders’ Deficit

(unaudited, in thousands)

	Common Stock		Additional Paid-In Capital Amount	Accumulated Deficit	Total Shareholders’ Deficit Attributable to Kineta	Noncontrolling Interest	Total Shareholders’ Deficit
	Shares	Amount
Balance as of December 31, 2021	67,673	$7	$76,135	$(88,282)	$(12,140)	$191	$(11,949)
Issuance of common stock	52	—	98	—	98	—	98
Issuance of common stock upon extinguishment of notes payable	125	—	234	—	234	—	234
Issuance of common stock upon exercise of warrants	17	—	1	—	1	—	1
Stock-based compensation	—	—	285	—	285	—	285
Net loss	—	—	—	(4,974)	(4,974)	1	(4,973)

Balance as of March 31, 2022	67,867	$7	76,753	(93,256)	(16,496)	192	(16,304)
Issuance of common stock	479	—	905	—	905	—	905
Issuance of common stock upon extinguishment of notes payable	655	—	1,239	—	1,239	—	1,239
Issuance of common stock upon exercise of warrants	643	—	6	—	6	—	6
Stock-based compensation	—	—	755	—	755	—	755
Net loss	—	—	—	(5,880)	(5,880)	—	(5,880)

Balance as of June 30, 2022	69,644	$7	$79,658	$(99,136)	$(19,471)	$192	$(19,279)
Issuance of common stock	292	—	553	—	553	—	553
Issuance of common stock upon extinguishment of notes payable	858	—	1,622	—	1,622	—	1,622
Issuance of common stock upon cashless exercise of stock options	155	—	—	—	—	—	—
Issuance of common stock upon exercise of warrants	43	—	63	—	63	—	63
Issuance of warrants for services	—	—	62	—	62	—	62
Issuance of warrants in connection with notes payable	—	—	47	—	47	—	47
Stock-based compensation	—	—	477	—	477	—	477
Net loss	—	—	—	(5,585)	(5,585)	(82)	(5,667)

Balance as of September 30, 2022	70,992	$7	$82,482	$(104,721)	$(22,232)	$110	$(22,122)

KINETA, INC.

Condensed Consolidated Statements of Shareholders’ Deficit

(unaudited, in thousands)

	Common Stock		Additional Paid-In Capital Amount	Accumulated Deficit	Total Shareholders’ Deficit Attributable to Kineta	Noncontrolling Interest	Total Shareholders’ Deficit
	Shares	Amount
Balance as of December 31, 2020	55,934	$6	$54,722	$(76,465)	$(21,737)	$191	$(21,546)
Issuance of common stock	115	—	211	—	211	—	211
Issuance of common stock upon exercise of stock options	813	—	—	—	—	—	—
Issuance of common stock upon exercise of warrants	5	—	8	—	8	—	8
Stock-based compensation	—	—	238	—	238	—	238
Net loss	—	—	—	(2,701)	(2,701)	1	(2,700)

Balance as of March 31, 2021	56,867	$6	$55,179	$(79,166)	$(23,981)	$192	$(23,798)
Issuance of common stock	6,350	1	11,354	—	11,355	—	11,355
Issuance of common stock upon extinguishment of notes payable	625	—	1,181	—	1,181	—	1,181
Issuance of common stock to settle payable	114	—	250	—	250	—	250
Issuance of common stock upon exercise of warrants	24	—	15	—	15	—	15
Stock-based compensation	—	—	868	—	868	—	868
Net loss	—	—	—	(3,092)	(3,092)	(15)	(3,107)

Balance as of June 30, 2021	63,980	$7	$68,847	$(82,258)	$(13,404)	$177	$(13,227)
Issuance of common stock	110	—	201	—	201	—	201
Issuance of common stock upon extinguishment of notes payable	735	—	1,388	—	1,388	—	1,388
Issuance of common stock upon exercise of stock options	6	—	12	—	12	—	12
Issuance of common stock upon exercise of warrants	21	—	4	—	4	—	4
Stock-based compensation	—	—	373	—	373	—	373
Net loss	—	—	—	(2,912)	(2,912)	12	(2,900)

Balance as of September 30, 2021	64,852	$7	$70,825	$(85,170)	$(14,338)	$189	$(14,149)

See the accompanying notes to the condensed consolidated financial statements.

KINETA, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net loss	$(16,520)	$(8,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,517	1,479
Change in fair value of notes payable	542	870
Noncash operating lease expense	489	438
Noncash interest expense	47	—
Depreciation and amortization	39	62
Warrants issued for services	62	—
Gain on extinguishments of debt, net	(259)	(904)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,030)	(2)
Accounts payable	5,206	984
Accrued expenses and other current liabilities	881	337
Operating lease liability	(545)	(474)
Deferred revenue	(965)	(6,467)

Net cash used in operating activities	(11,536)	(12,384)

Investing activities:
Purchases of property and equipment	(15)	—

Net cash used in investing activities	(15)	—

Financing activities:
Proceeds from notes payable	5,620	—
Proceeds from issuance of common stock	1,556	11,767
Proceeds from exercise of warrants	70	27
Proceeds from exercise of stock options	—	12
Proceeds from payroll protection program loan	—	815
Repayments of notes payable	(4,000)	—
Repayments of finance lease liabilities	(29)	(21)

Net cash provided by financing activities	3,217	12,600

Net change in cash and restricted cash	(8,334)	216
Cash and restricted cash at beginning of year	11,219	11,545

Cash and restricted cash at end of year	$2,885	$11,761

Components of cash and restricted cash:
Cash	$2,810	$11,686
Restricted cash	75	75

Total cash and restricted cash	$2,885	$11,761

KINETA, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,007	$866

Supplemental disclosure of noncash financing activities:
Issuance of common stock upon extinguishment of notes payable	$3,095	$2,569

Finance lease liabilities arising from obtaining new right-of-use assets	$41	$27

Issuance of warrants to purchase common stock in connection with notes payable	$47	$—

Issuance of common stock upon payable settlement	$—	$250

See the accompanying notes to the condensed consolidated financial statements.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

1.	Organization and Liquidity

Description of Business

Kineta, Inc. (the Company), was incorporated in the State of Washington in August 2007, and is headquartered in Seattle, Washington.

Kineta, Inc. is a clinical stage biotechnology company focused on developing new innovative therapies in the field of immuno-oncology and cancer. The Company also has drug programs in neurology (chronic pain) and an antiviral drug program in development for arenaviruses such as Lassa fever. Kineta Chronic Pain, LLC (KCP) was formed in November 2011 to develop new innovative therapies for pain management. Kineta Viral Hemorrhagic Fever, LLC (KVHF) was formed in July 2013 to develop a direct acting anti-viral therapy for the treatment of emerging diseases.

As of September 30, 2022 and December 31, 2021, Kineta, Inc. owns a majority interest of the outstanding issued equity of KCP and all of the outstanding issued equity of KVHF.

Merger Agreement

On June 5, 2022, the Company entered into an Agreement and Plan of Merger, which was amended on December 5, 2022 (Merger Agreement), with Yumanity Therapeutics, Inc. (Yumanity) to create a combined biotechnology company focused developing next-generation immunotherapies that address cancer immune resistance.

On December 16, 2022, the merger became effective (see Note 14) and the Company became a wholly owned subsidiary of Yumanity and the surviving corporation (the Merger). Pursuant to the terms of the Merger Agreement, Yumanity issued shares of its common stock to the Company’s shareholders at an exchange ratio of 0.0688 shares of Yumanity common stock (after giving effect to the Reverse Stock Split; without giving effect to the Reverse Stock Split, the Exchange Ratio was 0.4815) for each share of the Company’s capital stock outstanding immediately prior to the Merger. Yumanity also assumed all of the Company’s outstanding stock options, warrants, and RSUs at the same exchange ratio. Immediately following the effective time of the Merger (and without giving effect to the Private Placement (defined below), the Company’s shareholders immediately before the Merger owned approximately 83% of the fully-diluted common stock of the combined organization, with Yumanity stockholders as of immediately prior to the Merger holding approximately 17% of the fully-diluted common stock of the combined organization.

In connection and concurrently with the execution of the Merger Agreement, Yumanity entered into a financing agreement to sell shares of the combined organization’s common stock in a private placement, as amended on October 24, 2022 and December 5, 2022 (the Private Placement). The first closing of the Private Placement closed on December 16, 2022 and the combined organization issued 649,346 shares of its common for an aggregate purchase price of $7.5 million. The second closing of the Private Placement for an aggregate purchase price of $22.5 million is expected to occur on March 31, 2023 (see Note 14).

Liquidity

The Company has incurred recurring net losses and negative cash flows from operations since inception and, as of September 30, 2022, had an accumulated deficit of $104.7 million. The net loss attributable to the Company was $5.6 million and $16.4 million during the three and nine months ended September 30, 2022. As of September 30, 2022, the Company had unrestricted cash of $2.8 million. The Company’s cash as of September 30, 2022, together with cash acquired as a result of the closing of the Merger and the first closing of the Private Placement and the committed proceeds pursuant to the second closing of the Private Placement, will be sufficient to fund operating expenses and capital expenditure requirements for a period of at least one year from the date these condensed consolidated financial statements are filed with the Securities and Exchange Commission.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

The Company will need to raise additional capital to support its long-term plans and to complete clinical trials. The Company intends to raise additional debt and equity financing from its current investors as well as prospective investors and intends to continue to pursue federal grant funding and may receive milestone payments from its license agreements, or other sources. However, there is no guarantee that any of these additional financing or opportunities will be executed or realized on acceptable terms, if at all. The Company’s ability to raise additional capital through either the issuance of equity or debt is dependent on a number of factors including, but not limited to, Company prospects, which itself is subject to a number of development and business risks and uncertainties, as well as uncertainty about whether the Company would be able to raise such additional capital at a price or on terms that are acceptable.

COVID-19

While Kineta continues to monitor the impact of the COVID-19 pandemic on its business, the extent of the impact of the pandemic on its business, operations and clinical development timelines and plans remains uncertain. Clinical trial sites in many countries, including those in which the Company operates, have incurred delays due to COVID-19. Certain of the sites in the KCP-506 Phase 1 clinical trial incurred delays due to COVID-19 that resulted in a delay in the results from that study. There continues to be a risk of additional delays to the Company’s clinical programs.

The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations.

To date, the Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these condensed consolidated financial statements.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and applicable rules regarding annual financial reporting. The condensed consolidated financial statements include all accounts of the Company, its majority owned subsidiary KCP, and its wholly owned subsidiary, KVFH. All intercompany transactions and balances have been eliminated upon consolidation.

Noncontrolling interest in the accompanying condensed consolidated financial statements represents the proportionate share of equity which is not held by the Company. Net income (loss) of the non-wholly owned condensed consolidated subsidiary is allocated to the Company and the holder(s) of the noncontrolling interests in proportion to their percentage ownership considering any preferences specific to the form of equity of the subsidiaries.

Unaudited Interim Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of September 30, 2022, and the condensed consolidated statements of operations, statements of shareholders’ deficit and related notes to condensed consolidated financial statements for the three and nine months ended September 30, 2022 and 2021 and the condensed consolidated statements of cash flows for the nine months ended September 30, 2022 and 2021 are unaudited. These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the Company’s annual consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for the fair statement of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The condensed consolidated results of operations for the nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the full year or for any other future annual or interim period. The condensed consolidated balance sheet as of December 31, 2021 included herein was derived from the audited consolidated financial statements as of that date. These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expense during the reporting periods. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. These judgments, estimates and assumptions are used for, but not limited to, revenue recognition, accrued research and development expenses, the fair value of notes payable, the fair value of the Company’s common stock, stock-based compensation, uncertain tax positions and the valuation allowance for net deferred tax assets. Actual results may differ from the Company’s estimates.

Risks and Uncertainties

The Company is subject to certain risks and uncertainties associated with companies at a similar stage of development, including, but not limited to: successfully develop, manufacture, and market any approved therapies and products, obtain regulatory approval from the U.S. Food and Drug Administration or foreign regulatory agencies prior to commercial sales, new technological innovations, dependence on key personnel, protection of intellectual property, compliance with governmental regulations, uncertainty of market acceptance of any approved therapies and products, competition from companies with greater financial and technical resources, and the need to obtain additional financing.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company measures fair value by maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. Financial assets and liabilities recorded at fair value in the condensed consolidated balance sheets are categorized in the fair value hierarchy based upon the lowest level of input that is significant to the fair value as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than quoted prices included in Level 1), such as quoted prices in active markets for identical or similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets of liabilities in markets, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value of the instrument.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

Fair Value Option

The Company has elected the fair value option to account for certain of its notes payable (see Note 5). The Company concluded that it was appropriate to apply the fair value option to these certain notes payable because no component of the notes payable were required to be recognized as a component of shareholders’ deficit. The Company recorded these notes payable at their estimated fair value with changes in estimated fair value recorded as a component of other (expense) income in the condensed consolidated statement of operations. Under the fair value option, any direct costs and fees related to the notes payable are expensed as incurred.

Asset Acquisitions

For acquisitions of assets, a cost accumulation model is used to determine the cost of the acquisition. Common stock issued as consideration in an acquisition of assets is generally measured based on the acquisition date fair value of the equity interests issued. Direct transaction costs are recognized as part of the cost of an acquisition of assets. As of September 30, 2022, the Company capitalized direct transaction costs of $2.0 million in prepaid expenses and other current assets related to the anticipated Merger for professional and legal fees. As of December 31, 2021, no costs related to the Merger were capitalized.

Revenue Recognition

License Revenues

The Company enters into license agreements under which it licenses certain intellectual property rights to its product candidates to third parties. The terms of these arrangements typically include payment to the Company of one or more of the following: nonrefundable upfront fees, payment for research and development services provided by the Company under approved work plans, development, regulatory and commercial milestone payments, and sales-based milestones and royalties on net sales of licensed products. Each of these payments results in license revenues, except for revenues from royalties, which are classified as other revenues.

In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under each of its agreements, the Company performs the following five steps: (i) identification of the contract(s) with a customer, (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract, (iii) measurement of the transaction price, including the constraint on any variable consideration, (iv) allocation of the transaction price to the performance obligations in the contract, and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

As part of the accounting for arrangements containing multiple performance obligations, the Company develops assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in the contract. The Company uses key assumptions to determine the stand-alone selling price, which may include forecasted revenues, development timelines, reimbursement rates for personnel costs, discount rates and probabilities of technical and regulatory success. The Company expects to recognize revenue for variable consideration being constrained when it is probable that a significant revenue reversal will not occur. For performance obligations satisfied over time, the Company estimates the efforts needed to complete the performance obligation and recognizes revenue by measuring the progress towards complete satisfaction of the performance obligation using an input measure.

For arrangements that include development and regulatory milestones, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

For arrangements that include sales-based royalties, including commercial milestone payments based on pre-specified level of sales, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied. Achievement of these royalties and commercial milestones may solely depend upon the performance of the licensee.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

Upfront payments are recorded as deferred revenue upon receipt or when due and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

Accrued Research and Development Expenses

The Company records accrued expenses for estimated costs of its research and development activities conducted by third-party service providers, such as contract research organizations, contract manufacturing and other vendors, which include the conduct of preclinical studies, clinical trials and contract manufacturing activities. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued expenses and other current liabilities in the condensed consolidated balance sheets and within research and development expenses in the condensed consolidated statements of operations. The Company records accrued expenses for these costs based on the estimated amount of work completed and in accordance with agreements established with these third parties, according to the progress of preclinical studies, clinical trials or related activities, and discussions with applicable personnel and service providers as to the progress or state of consummation of goods and services.

The Company makes significant judgments and estimates in determining the accrued balance as of each reporting period. As actual costs become known, the Company adjusts its accrued estimates based on the facts and circumstances known at that time. The Company’s accrued research and development expenses are dependent, in part, upon the receipt of timely and accurate reporting from its third-party service providers. To date, there have been no material differences from the Company’s accrued expenses to its actual expenses.

Stock-Based Compensation

The Company measures stock-based compensation related to stock-based awards granted to employees, non-employees and directors based on the estimated grant-date fair value of the awards and recognizes the related expense on a straight-line basis over the requisite service period (generally the vesting period). The Company uses the Black-Scholes option-pricing model to estimate the fair value of its stock-options. The fair value of restricted stock units (RSUs) is estimated based on the fair value of the Company’s common stock at the grant date. For restricted stock units with performance vesting conditions, the Company evaluates the probability of achieving the performance condition at each reporting date and recognizes expense for such performance awards over the requisite service period using the accelerated attribution method. Forfeitures are recorded as incurred.

Accounting Pronouncements Recently Adopted

The Company adopted Accounting Standards Update (ASU) No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options on January 1, 2022. The new guidance clarifies whether an issuer should account for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an adjustment to equity and, if so, the related earnings per share (EPS) effects, if any, or an expense and, if so, the manner and pattern of recognition. The amendments apply prospectively to modifications or exchanges occurring on or after the effective date of the amendments. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

3.	Fair Value Measurements

The carrying amounts of the Company’s financial instruments, including cash, restricted cash, and accounts payable, approximate fair value due to the short-term nature of those instruments.

2022 & 2020 Notes Payable

The Company elected the fair value option to account for certain convertible notes payable and notes payable, referred to as the 2022 convertible notes, 2020 convertible notes and 2020 notes (see Note 5), respectively, and collectively the 2022 & 2020 notes payable. The 2020 convertible notes and 2020 notes are referred to as the 2020 notes payable

2022 Convertible Notes

February and April 2022 Convertible Notes

The 2022 convertible notes issued in February and April 2022 were valued using a scenario-based analysis and a discounted cash flow model. Two primary scenarios were considered: the qualified financing scenario and the automatic conversion scenario. The value of these 2022 convertible notes under each scenario was probability weighted to arrive at the estimated fair value for the notes. The qualified financing scenario considers the value impact of conversion at the stated discount to the issue price if the Company completes a qualifying financing event before the maturity date. The automatic conversion scenario estimates the timing of such conversion.

The significant unobservable inputs used in the fair value measurement of these 2022 convertible notes for the nine months ended September 30, 2022 were as follows: discount rate ranging from 33.6% to 41.2%, timing of the qualified financing ranging from 0.2 years to 0.6 years, timing of the automatic conversion scenario ranging from 0.4 years to 1.0 year, probability of a qualified financing ranging from 80% to 90% and probability of automatic conversion ranging from 10% to 20%, which resulted in a fair value of these 2022 convertible notes ranging from $4.8 million to $5.3 million.

August and September 2022 Convertible Notes

The Company also issued 2022 convertible notes in August and September 2022 that were issued and accounted for at fair value (see Note 5).

The significant unobservable inputs used in the fair value measurement of these 2022 convertible notes from inception to September 30, 2022 were as follows: discount rate of 41.2%, timing of the repayment scenario based on contractual maturity date of 2.0 years and timing of the automatic conversion scenario of 0.2 years, which resulted in a fair value of these 2022 convertible notes of $0.8 million.

2020 Convertible Notes

The 2020 convertible notes were valued using a scenario-based analysis and a discounted cash flow model. Two primary scenarios were considered: the qualified financing scenario and the repayment scenario. The value of the 2020 convertible notes under each scenario was probability weighted to arrive at the estimated fair value for the notes. The qualified financing scenario considers the value impact of conversion at the stated discount to the issue price if the Company completes a qualifying financing event before the maturity date. The repayment scenario considers payment of principal at the contractual maturity dates.

The significant unobservable inputs used in the fair value measurement of the 2020 convertible notes for the nine months ended September 30, 2022 were as follows: discount rate ranging from 11.3% to 41.2%, timing of the qualified financing ranging from 0.2 years to 0.75 years, timing of the repayment scenarios based on contractual maturity dates ranging from 0.25 years to 1.25 year, probability of a qualified financing ranging from 80% to 90% and probability of repayment ranging from 10% to 20%, which resulted in a fair value range for the 2020 convertible notes of $11.3 million to $16.2 million. The significant unobservable inputs used in the fair value measurement of the 2020 convertible notes for the year ended December 31, 2021 were as follows: discount rate ranging from 11.3% to 11.7%, timing of the qualified financing ranging from 0.75 years to 1.75 years, timing of the repayment scenarios based on contractual maturity dates ranging from 0.75 years to 2.25 years, probability of a qualified financing of 80% and probability of repayment of 20%, which resulted in a fair value of the 2020 convertible notes ranging from $15.2 million to $16.2 million.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

2020 Notes

The 2020 notes were valued using a discounted cash flow model based on the contractual payment dates, a discount rate and the contractual maturity date. The significant unobservable inputs used in the fair value measurement of the 2020 notes for the nine months ended September 30, 2022 were as follows: discount rate ranging from 11.3% to 41.2% and contractual payment dates ranging from 0.1 years to 1.8 years, which resulted in a fair value range for the 2020 notes of $0.2 million to $1.6 million. The significant unobservable inputs used in the fair value measurement of the 2020 notes for the year ended December 31, 2021 were as follows: discount rate ranging from 11.3% to 11.7% and contractual payment dates ranging from 0.1 years to 2.4 years, which resulted in a fair value of the 2020 notes ranging from $1.6 million to $2.9 million.

The following table provides a summary of the changes in the fair value of the Company’s 2022 & 2020 notes payable measured using Level 3 inputs:

	September 30,
	2022	2021

	(in thousands)
Balance at beginning of period	$17,830	$18,102
Issuance of 2022 convertible notes	5,620	—
Change in fair value of 2022 & 2020 notes payable	542	870
Partial settlement of 2020 notes payable	(5,973)	(1,413)

Balance at end of period	$18,019	$17,559

4.	Balance Sheet Components

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of the periods presented:

	September 30,	December 31,
	2022	2021

	(in thousands)
Compensation and benefits	$1,024	$790
Accrued interest	971	280
Professional services	305	99
Accrued clinical trial and preclinical costs	98	641
Other	25	32

Total accrued expense and other current liabilities	$2,423	$1,842

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

5.	Notes Payable

Notes payable outstanding consisted of the following as of the periods presented:

	September 30		December 31
	2022		2021
	Principal	Fair Value	Principal	Fair Value

	(in thousands)
Convertible notes payable:
2022 convertible notes	$5,620	$6,164	$—	$—
2020 convertible notes	9,800	11,703	13,800	16,244
Notes payable:
2020 notes	250	152	1,550	1,586
Other notes payable	379	379	1,460	1,460
Small Business Administration loan	150	150	150	150

Total notes payable	$16,199	18,548	$16,960	19,440

Less: current portion		(11,703)		(9,996)

Notes payable, net of current portion		$6,845		$9,444

The Company elected the fair value option for the 2022 convertible notes, 2020 convertible notes and 2020 notes (see Note 3). The other notes payable approximate their fair value because interest rates are at prevailing market rates and the short-term nature of the remaining obligations.

Expected future minimum principal payments under the Company’s notes payables as of September 30, 2022 were as follows:

	Convertible Notes Payable	Notes Payable	Total
		(in thousands)
Years
Remaining of 2022	$4,900	$—	$4,900
2023	4,900	—	4,900
2024	5,620	629	6,249
2025	—	—	—
2026	—	—	—
2027	—	2	2
Thereafter	—	148	148

Total notes payable	$15,420	$779	$16,199
Less: current portion	(9,800)	—	(9,800)

Notes payable, net of current portion	$5,620	$779	$6,399

2022 Convertible Notes

In February and April 2022, the Company raised $4.8 million in total from two investors, including one investor that was a related party, pursuant to convertible notes purchase agreements. These 2022 convertible notes purchase agreements provide that the notes mature upon demand of the holder at any time 24 months after the date of issuance and pay a 6% interest. Additionally, these 2022 convertible notes automatically convert into the Company’s non-voting common stock at 85% of the then current share price on the earlier of (i) the date that is 12 months from the date of issuance, or (ii) at a public market event such as an initial public offering or merger. These 2022 convertible notes also allow for optional conversion at any time during the 12-month period after issuance and can be prepaid at any time without penalty. The use of proceeds may be used to repay other debt obligations and for general corporate use.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

In August and September 2022, the Company raised $0.8 million in total from several investors, pursuant to convertible notes purchase agreements, which were issued at fair value to new investors and as of September 30, 2022, the Company determined that there had been no significant changes in fair value due to the recent issuances of these 2022 convertible notes. Two investors were also issued 25,000 warrants to purchase shares of the Company’s non-voting common stock with a fair value of $47,000 upon issuance that qualified for equity classification and were accounted for as interest expense. These convertible notes purchase agreements provide that the 2022 convertible notes mature upon demand of the holder at any time 24 months after the date of issuance and pay a 6% interest. Additionally, these 2022 convertible notes automatically convert into the Company’s non-voting common stock at the lesser of (a) $1.61 per share or (b) 85% of the then current share price on the earlier of (i) the date that is 12 months from the date of issuance, or (ii) a change of control event such as a merger, consolidation or other capital reorganization or business combination. These 2022 convertible notes also allow for optional conversion at any time during the 12-month period after issuance and can be prepaid at any time without penalty. The use of proceeds may be used to repay other debt obligations and for general corporate use.

2020 Convertible Notes

In October 2020, the Company refinanced certain convertible notes payable or the 2020 convertible notes, with an aggregate principal amount of $13.8 million with various investors that are related parties (see Note 13). The interest rate was reduced on the 2020 convertible notes from 16.0% to 6.0% from October 2020 to until the earlier of (i) the Company raises at least $25.0 million in a single transaction or series of transactions after October 2020 and (ii) the original maturity date of December 31, 2021, after which the interest rate increases 16.0%. The outstanding principal is due upon demand of the majority of the lenders with respect to (i) 50% on or after nine months after the original maturity date, September 30, 2022, and (ii) 50% on or after fifteen months after the original maturity date, March 31, 2023. The Company may prepay the 2020 convertible notes at any time without penalty. Upon default the lenders may apply a default interest rate of 20% and accelerate all amounts due upon bankruptcy. Repayment of the principal amount is required on a pro rata basis should the Company receive excess proceeds from (i) commercial revenues exceeding $3.0 million in any 12-month period and (ii) the Company receives any funding proceeds from a capital financing transaction. The holders may at any time convert the 2020 convertible notes into shares of the Company’s non-voting common stock at a conversion price equal to 85% of the then-fair value of non-voting common stock but not less than $0.50 per share.

In February 2022, the Company made a $4.0 million cash payment of principal to one of its creditors that is a related party (see Note 13) as a partial repayment for a note issued pursuant to the 2020 convertible notes and recognized a $0.7 million gain on extinguishment.

2020 Notes

In October 2020, the Company refinanced certain notes payable or the 2020 notes, with an aggregate principal amount of $3.0 million with various investors, including one investor that is a related party (see Note 13). The interest rate was reduced on the 2020 notes from 16.0% to 6.0% from October 2020 until the earlier of (i) the Company raises at least $25.0 million in a single transaction or series of transactions after October 2020 and (ii) the original maturity dates (that is, various dates in the first quarter of 2022), after which the interest rate increases to 16.0%. The outstanding principal is due upon demand of the majority of the lenders with respect to (i) 50% on or after nine months after the original maturity date (or on or after various dates in the fourth quarter of 2022) and (ii) 50% on or after fifteen months after the original maturity date (or on or after various dates in the second quarter of 2023). The Company may prepay the 2020 notes at any time without penalty. Upon bankruptcy the lender can accelerate all amounts due immediately.

In June, August and September 2021, outstanding principal and accrued interest under the 2020 notes with a fair value of $1.4 million was settled by issuing 743,000 shares of the Company’s non-voting common stock at fair value (based on a recent valuation) to the holders. As the 2020 notes were valued pursuant to the fair value election, an immaterial gain was recognized upon extinguishment.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

In August 2022, the Company settled $1.4 million in outstanding principal and accrued interest, including with a related party (see Note 13) by issuing 858,000 shares of the Company’s non-voting common stock at a 15% discount, recognizing a $0.2 million loss upon extinguishment. The Company extended the maturity date for the remaining 2020 Notes with a principal balance of $0.25 million to July 31, 2024 and reduced the interest rate to 6%, which was accounted for as a modification.

Other Notes Payable

The Company issued several other notes payable in 2019 and early 2020 at a 12.0% interest rate per annum, with the principal amounts due in full at maturity and interest due monthly or quarterly. The other notes payable were due to mature at various dates between December 2020 through early 2022.

The other notes payable were amended in October 2020 to increase the interest rate to 13.0% and extend the maturity date to be on demand by a majority of the holders on or after April 7, 2022, which resulted in a modification of the other notes payable. The Company may prepay the other notes payable at any time without penalty.

In June and July 2021, outstanding principal and accrued interest under the other notes payable of $1.2 million was settled by issuing 617,000 shares of the Company’s non-voting common stock at fair value (based on a recent valuation) to the holders. As the other notes payable approximated to their fair value, no gain or loss was recognized upon extinguishment.

In February and April 2022, outstanding principal and accrued interest under the other notes payable of $0.3 million was settled by issuing 35,000 shares of the Company’s voting common stock and 123,000 shares of the Company’s non-voting common stock at fair value (based on a recent valuation) to the holders. As the other notes payable approximated to their fair value, no gain or loss was recognized upon extinguishment. In June 2022, the Company settled $1.0 million in outstanding principal and accrued interest by issuing 622,000 shares of the Company’s non-voting common stock at a 15% discount, recognizing a $0.2 million loss on extinguishment. The Company extended the maturity date for the remaining other notes payable with a principal balance of $0.4 million to June 30, 2024 and decreased the interest rate to 6.0% interest, which was accounted for as a modification.

Small Business Administration Loan

In August 2020, the Company received a U.S. Small Business Administration (SBA) loan of $150,000 at a 3.75% interest rate and maturing in August 2050. Repayments of principal are due monthly beginning in June 2027 and interest is due monthly.

Paycheck Protection Program Loan

In April 2020 and February 2021, the Company received loan proceeds of $0.9 million and $0.8 million, respectively, (the PPP Loans) from a qualified lender under the Paycheck Protection Program established under the CARES Act and guaranteed by the U.S. SBA, which the Company elected to treat as borrowings. The PPP Loans were unsecured and bore a fixed interest rate of 1.0% per annum and were scheduled to mature in April 2022. Forgiveness of the PPP Loans was available for both principal and interest if used for the limited purposes that expressly qualify for forgiveness under U.S. SBA requirements. In May 2021 and October 2021, the Company was notified by its qualified lender that the Company’s forgiveness applications were accepted by the SBA. Accordingly, during the nine months ended September 30, 2021, the Company recognized a $0.9 million gain on debt extinguishment in its condensed consolidated statement of operations.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

6.	Commitments and Contingencies

Indemnification

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company has also entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Washington corporate law. The Company currently has directors’ and officers’ insurance.

Other Commitments

The Company has various manufacturing, clinical, research and other contracts with vendors in the conduct of the normal course of its business. Such contracts are generally terminable with advanced written notice and payment for any products or services received by the Company through the effective time of termination and any noncancelable and nonrefundable obligations incurred by the vendor at the effective time of the termination. In the case of terminating a clinical trial agreement at a particular site, the Company would also be obligated to provide continued support for appropriate medical procedures at that site until completion or termination.

7.	Strategic License Agreements

Anti-VISTA Antibody Program License Agreement

In connection with the Company’s research into innovative immuno-oncology drug targets, the Company acquired rights to a group of fully human antibodies from Gigagen, Inc., a wholly owned subsidiary of Grifols, S.A. (Gigagen). Pursuant to a material transfer agreement with Gigagen dated August 2019 (2019 MTA), the Company performed research activities to assess Gigagen’s anti-VISTA antibodies. Under an option and license agreement effective as of August 10, 2020, and as amended in November 2020, the parties agreed to terminate the 2019 MTA and Gigagen granted the Company a research license to continue additional evaluation of certain anti-VISTA antibodies. Gigagen also granted the Company an exclusive option to obtain an exclusive license to develop, manufacture and commercialize certain anti-VISTA antibodies during the option term commencing on the effective date and ending on December 31, 2020. The option and license agreement provides for a payment to Gigagen of $0.2 million within 5 days after the effective date. In addition, upon the Company’s exercise of its option during the option term, within 60 days after such date the Company is obligated to, among other things, (i) pay Gigagen an upfront option exercise fee of $0.4 million, and (ii) issue Gigagen non-voting common stock of the Company having an aggregate then-current fair market value of $0.25 million. The Company is also obligated to pay Gigagen (i) development and regulatory milestones up to an aggregate of $20.3 million based on achievement of certain predetermined milestones, (ii) sales milestones up to an aggregate of $8.0 million based on net sales thresholds, and (iii) royalties in the low-single digits on net sales for each licensed product sold by the Company during the term of the agreement. The Company accounted for the acquisition of rights as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment to Gigagen as research and development expense in the consolidated statements of operations because the acquired rights represented in-process research and development that have no alternative future use. On December 30, 2020, the Company notified Gigagen that it was exercising its option right to obtain an exclusive license and paid the upfront option exercise fee of $0.4 million and issued 114,000 shares of its non-voting common stock to Gigagen at the then-current fair value (based on a recent valuation) pursuant to its obligations under the agreement during the first half of 2021, which were also recorded as research and development expense in the statements of operations. As of September 30, 2022, none of the milestones have been achieved and no royalties were due under the agreement.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

Anti-CD27 Agonist Antibody Program License Agreement

In connection with the Company’s research into innovative immuno-oncology drug targets, the Company acquired rights to a group of fully human antibodies from Gigagen directed to CD27. Pursuant to a material transfer agreement with Gigagen dated October 28, 2020, as amended in April 2021 (2020 MTA), the Company performed research activities to assess Gigagen’s anti-CD27 agonist antibodies. Under an option and license agreement effective as of June 9, 2021, as amended in August 2022, the parties agreed to terminate the 2020 MTA, Gigagen granted the Company a research license to continue additional evaluation of certain anti-CD27 agonist antibodies and also granted the Company an exclusive option to obtain an exclusive license to develop, manufacture and commercialize certain antibodies targeting CD27 during the option term commencing on the effective date and ending on December 31, 2022. The option and license agreement provides for the Company to pay Gigagen (i) an insignificant exclusivity payment within 60 days after the effective date, and (ii) an insignificant evaluation payment due by March 16, 2022. In addition, upon the Company’s exercise of its option, within 60 days after such option exercise date, the Company is obligated to, among other things, (i) pay Gigagen an upfront option exercise fee of $0.4 million, and (ii) issue Gigagen non-voting common stock of the Company having an aggregate then-current fair market value of $0.25 million. The Company is also obligated to pay Gigagen (i) development and regulatory milestones up to an aggregate of $20.0 million based on achievement of certain predetermined milestones, (ii) sales milestones up to an aggregate of $8.0 million based on net sales thresholds, and (iii) royalties in the low-single digits on net sales for each licensed product sold by the Company during the term of the agreement.

The Company accounted for the acquisition of rights as an asset acquisition because it did not meet the definition of a business. As of September 30, 2022, none of the milestones have been achieved and no royalties were due under the agreement.

University of Utah Research Foundation License Agreement

In May 2012, the Company entered into a license agreement with The University of Utah Research Foundation (UURF) for an exclusive license to patent rights to develop, manufacture and commercialize certain compounds for treating pain, as amended in April 2018 and June 2020. Pursuant to the UURF license agreement, as amended, the Company is obligated, among other things, to pay UURF (i) insignificant annual license maintenance fee payments due on the anniversary of the agreement, (ii) development and regulatory milestones up to an aggregate of $0.6 million based on achievement of certain predetermined milestones, and (iii) royalties ranging in the low-single digits on net sales of licensed products and licensed methods and on net sales of other products that are not otherwise a licensed product or licensed method sold by the Company during the term of the agreement

As of September 30, 2022, none of the milestones have been achieved and no royalties were due under the agreement.

Arenavirus Program with Siga Technologies Inc.

In August 2014, the Company entered into an asset purchase agreement with Siga Technologies Inc. (Siga) and acquired certain assets and intellectual property rights to a preclinical Arenavirus research and development program (Arenavirus Assets). Pursuant to the agreement, as amended on December 3, 2021, the Company is obligated, among other things, to pay Siga (i) a sales milestone of $6.5 million, and (ii) royalties at rates ranging in the low to mid-single digits on net sales of licensed products sold by the Company during the term of the agreement. As of September 30, 2022, none of the milestones have been achieved and no royalties were due under the agreement.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

8.	Shareholders’ Deficit

Warrants to Purchase Common Stock

As of September 30, 2022, the Company has issued and outstanding warrants to purchase shares of the Company’s common stock as follows, which all met the condition for equity classification (in thousands):

Year Issued	Expiration Date	Number Outstanding as of December 31, 2021	Issued	Exercised	Expired	Number Outstanding as of September 30, 2022	Range of Exercise Price
2013	April 2023	180	—	—	—	180	$0.70
2017	March - June 2025	1,071	—	(289)	—	782	$0.01
2017	September - December 2022, March - June 2025	2,493	—	—	(499)	1,994	$1.04-$1.60
2019	September - December 2022	64	—	(45)	(12)	7	$0.01-$1.85
2019	April 2027	34	—	(28)	—	6	$0.01
2020	February - October 2023	1,060	—	(341)	—	719	$0.01-$1.85
2021	May 2024	5	—	—	—	5	$0.01-$2.20
2022	August – September 2025	—	58	—	—	58	$0.01

Total number of shares underlying warrants		4,907	58	(703)	(511)	3,751

In August 2022, the Company issued 33,000 warrants with a fair value of $62,000 to purchase share of its common stock for professional services that was recorded as compensation within general and administrative expense. In September 2022, the Company issued 25,000 warrants to purchase share of its common stock (see Note 5).

Common Stock

As of September 30, 2022, out of the total number of shares of common stock issued and outstanding, 23,094,000 shares were voting common stock and 47,898,000 shares were non-voting common stock.

Common stock reserved for future issuance consisted of the following as the period presented:

September 30, 2022
(in thousands)
Shares reserved for stock options and restricted stock units to purchase common stock under equity incentive plans	12,952
Shares reserved for future issuance of equity awards	348
Shares reserved for exercise of warrants	3,751
Shares reserved for conversion of convertible notes	9,599

Total	26,650

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

During the three months ended September 30, 2022, the Company issued 292,000 shares of its common stock to individual investors, raising net proceeds of $0.6 million. During the three months ended September 30, 2021, the Company issued 110,000 shares of its common stock to investors, raising net proceeds of $0.2 million.

During the nine months ended September 30, 2022, the Company issued 823,000 shares of its common stock to individual investors, raising net proceeds of $1.6 million. During the nine months ended September 30, 2021, the Company issued 6,575,000 shares of its common stock to investors, raising net proceeds of $11.8 million.

9.	Grant Agreements

National Institutes of Health

The Company has been awarded several grants from the National Health Institutes (NIH), a federal medical research agency supporting scientific studies. The Company was awarded a grant from the NIH to support the Company’s research studies for arenavirus hemorrhagic fever of $1.1 million for the budget period January 2021 to December 2021. In March 2020, the Company was awarded a grant from the NIH to support the Company’s research studies for cancer immuno-therapies of $0.8 million for the budget period April 2020 to March 2021. These grants were awarded based on budgeted direct and indirect costs for each study. The funds may only be used for the budgeted costs as allowable under certain government regulations and NIH’s policy and compliance requirements, subject to government audit.

Payments received in advance that are related to future research activities are deferred and recognized as revenue as the research and development activities are performed. The Company recognized grant revenue from federal agencies of $0.2 million and $0.5 million for the three and nine months ended September 30, 2022, respectively, and $0.3 million and $0.9 million for the three and nine months ended September 30, 2021, respectively.

The Wellcome Trust

In April 2016, the Company entered into a collaborative research and development agreement with The Wellcome Trust Limited (Wellcome), a charitable foundation focused on health research based in London, in the United Kingdom, to advance the drug LHF-535, a therapeutic for Lassa fever, from preclinical development into Phase 1 clinical trials. Under the agreement, as amended, the Company was eligible to receive grant funds up to $9.0 million to the extent that it incurred the related research and development expenses between the project start date in May 2016 and end date in April 2020. The parties also agreed to a profit split based on the net profits on any Lassa fever-directed product in relation to each party’s investment contribution to the program.

In April 2020, the Company completed the Phase 1 study and is planning for a Phase 2 clinical trial in Lassa infected patients in Africa. However, as of the date these condensed consolidated financial statements were issued, Wellcome has not made a determination about additional funding for the study. The timing of this trial may be affected by access to additional funding resources, political instability, regulatory constraints and the seasonality and severity of Lassa fever in endemic regions. The Company has not received nor recognized any grant revenue from Wellcome since completion of the study in April 2020.

10.	Licensing Revenue Agreement

The following table shows the activity for the Company’s licensing revenue agreements and deferred revenue (in thousands):

Balance as of December 31, 2021	$1,041
Decrease for provision of research services	(965)

Balance as of September 30, 2022	$76

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

Genentech, Inc.

In April 2018, the Company entered into an exclusive option and license agreement with Genentech to develop the Company’s α9/α10 nicotinic acetylcholine receptor (nAChR) antagonists for the treatment of chronic pain. The terms of the agreement, as amended in November 2019 and October 2020, incorporates a collaborative research program, which includes an initial research plan, investigational new drug (IND) filing activities, and Phase I clinical trial development plan. The Company was primarily responsible for performing development activities under the initial research plan and each party agreed to bear its own costs. Genentech has an option to license the Company’s intellectual property, including assets developed during the collaboration research program. The option period commences on the effective date of the agreement, April 2018, and expires (i) three months after the Company delivers to Genentech the IND filing package for a product incorporating the first molecule; or (ii) if an additional extension payment is provided, four months after the Company delivers to Genentech the Phase I data package for such product. If Genentech exercises the option, Genentech will be responsible for further development and commercialization. As of September 30, 2022, pursuant to the agreement, the Company has received from Genentech $10.4 million in upfront non-refundable payments prior to 2020 and an $11.0 million additional extension payment in 2020. The Company is also eligible to receive payments of up to a total of $24.0 million upon the exercise of Genentech’s option, an interim research study milestone of $3.5 million and development and regulatory milestone payments of up to $103.5 million and product launch and sales milestones of up to $224.5 million, based on achievement of certain predetermined milestones, and royalty payments ranging from the low-single to low-double digits on net sales of certain products.

The Company identified one performance obligation at inception of the contract consisting of the license granted to Genentech, combined with the related research services for delivery of an IND filing package. The transaction price was determined to be $10.4 million, which consisted of the upfront payments related to the single combined performance obligation and revenue was recognized over the research term, using a cost-based input method. As of September 2020, the performance obligation was satisfied and the $10.4 million transaction price fully recognized. The additional extension payment was made in the fourth quarter of 2020, and the transaction price of $11.0 million related to the obligation to provide research services for delivery of a Phase I data package, is being recognized over the expected research term of 2 years, using a cost-based input method. Additionally, all potential future milestones payments continue to be constrained because the Company could not conclude it was probable that a significant reversal in the amount recognized would not occur at each reporting period.

The Company recognized license revenue over time of nil and $1.0 million under the agreement with Genentech for the three and nine months ended September 30, 2022, respectively, and $2.2 million and $6.5 million for the three and nine months ended September 30, 2021, respectively. As of September 30, 2022 and December 31, 2021 deferred revenue relates to payments received from Genentech in 2020, which are classified as current because it was expected that the amounts would be recognized within one year from the balance sheet date.

11. Stock-Based Compensation

As of September 30, 2022, 348,000 shares remained available for issuance for future grants.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

Stock Option Activity

The following table summarizes stock option activity under the Company’s equity incentive plans:

	Outstanding Stock Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value

	(in thousands, except per share amounts and years)
Outstanding as of December 31, 2021	10,223	$1.51	5.8	$4,100
Granted	1,215	1.86
Exercised	(155)	0.63
Forfeited	(731)	1.73
Expired	(77)	0.63

Outstanding as of September 30, 2022	10,475	$1.55	5.6	$3,715

Exercisable as of September 30, 2022	8,166	$1.47	4.9	$3,580

Nonrecourse Promissory Notes for Stock Options Exercised

In March 2021, an employee exercised 813,000 vested stock options and entered into a nonrecourse promissory note in the amount of $0.4 million with the Company. The promissory note provides for a fixed interest rate of 2.0% and payment is required upon the earlier of (i) the sale of the Company, (ii) the borrower’s sale of any of the shares, (iii) five years from the date the promissory note agreement was executed, and (iv) material breach by borrower of any written agreements with the Company, including but not limited to the employment agreement and Company policies. Payment may also be triggered in other specified circumstances. The promissory note remains outstanding as of September 30, 2022.

Fair Value of Stock Options

The fair value of stock options granted for employee and non-employee awards was estimated at the grant date using the Black-Scholes option pricing model based on the following assumptions:

Nine Months Ended September 30,
	2022	2021
Expected volatility	84.2%-86.0%	89.2%-91.5%
Expected term (years)	3.0-7.0	3.0-6.2
Risk-free interest rate	1.6%-2.9%	0.3%-1.1%
Expected dividend yield	0%-0%	0%-0%

Restricted Stock

The Company has granted RSUs under its equity incentive plans with both service-based and performance-based vesting conditions. All of the Company’s RSUs with performance conditions vest based on meeting certain liquidity events that are not probable until such event occurs and therefore no expense had been recognized for these RSUs with performance-based vesting conditions. As of September 30, 2022, the Company’s outstanding RSUs all related to RSUs with performance conditions that vest based on meeting certain liquidity events, with a grant date fair value of $4.7 million.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

The following table summarizes the Company’s restricted stock activity consisting of RSUs:

	Number of Restricted Stock (RSUs)	Weighted- Average Grant Date Fair Value Per Share

	(in thousands, except per share amounts)
Outstanding and unvested as of December 31, 2021	2,073	$1.85
Granted	442	1.86
Forfeited	(38)	1.85

Outstanding and unvested as of September 30, 2022	2,477	$1.85

Stock-Based Compensation

The following table summarizes total stock-based compensation included in the Company’s condensed consolidated statements of operations:

	Three Month Ended September 30,		Nine Months Ended September 30
	2022	2021	2022	2021

	(in thousands)		(in thousands)
Research and development	$292	$269	$895	$1,022
General and administrative	$185	$104	622	457

Total stock-based compensation	$477	$373	$1,517	$1,479

As of September 30, 2022, there was $2.2 million of unrecognized stock-based compensation related to stock options outstanding, which is expected to be recognized over a weighted-average remaining service period of 1.8 years.

12.	Net Loss Per Share

The following table summarizes the computation of basic and diluted net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Numerator:
Net loss attributable to Kineta, Inc.	$(5,585)	$(2,912)	$(16,439)	$(8,705)

Denominator:
Weighted-average common shares outstanding, basic and diluted[1]	71,088	65,489	69,887	61,615

Net loss per share, basic and diluted	$(0.08)	$(0.04)	$(0.24)	$(0.14)

[1]

Included in the denominator for the three months ended September 30 2022 and 2021 were 2,246,000 and 2,224,000 weighted-average shares of common stock warrants, respectively, with an exercise price of $0.01 issued for nominal consideration. Included in the denominator for the nine months ended September 30, 2022 and 2021, were 2,231,000 and 2,223,000 weighted-average shares of common stock warrants, respectively, with an exercise price of $0.01 issued for nominal consideration.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

The following outstanding potentially dilutive common stock equivalents were excluded from the computation of diluted net loss per share as of the periods presented because including them would have been antidilutive:

	September 30,
	2022	2021

	(in thousands)
Common stock options	10,475	10,599
Unvested restricted stock subject to repurchase	2,477	2,073
Warrants to purchase common stock	2,236	2,694
Vested restricted stock subject to recall	813	813
Convertible notes, if converted	9,599	8,590

Total	25,600	24,769

13.	Related Party Transactions

2022 Convertible Notes

As of September 30, 2022, the Company had a principal balance of $2.4 million outstanding for its 2022 convertible notes with a related party, who is affiliated with a member of the Company’s board of directors (see Note 5).

2020 Convertible Notes

As of September 30, 2022 and December 31, 2021, the Company had a principal balance of $9.8 million and $13.8 million outstanding, respectively, for its 2020 convertible notes with four related parties, one of which is a member of the Company’s board of directors and three of which are affiliated with the Company’s board of directors (see Note 5).

2020 Notes

As of September 30, 2022 and December 31, 2021, the Company had a principal balance of $nil and $0.5 million outstanding, respectively, for its 2020 notes with a member of the Company’s board of directors. In August 2022, the Company settled $0.5 million in outstanding principal and accrued interest with the related party by issuing 330,000 shares of the Company’s non-voting common stock at a 15% discount, recognizing a $0.1 million loss upon extinguishment (see Note 5).

14.	Subsequent Events

The Company evaluated subsequent events through the date these condensed consolidated financial statements were issued.

Issuance of Notes Payable

In October 2022, the Company issued convertible notes payable with an aggregate principal amount of $1.1 million. These convertible notes payable have an interest rate of 6%, mature 24 months after the issuance date and automatically convert into shares of the Company’s common stock upon a change of control.

KINETA, INC.

Notes to Unaudited Interim Condensed Consolidated Financial Statement

Amendment to 2022 Convertible Notes

In October 2022, the Company and two investors holding convertible notes payable with an aggregate outstanding principal amount of $4.8 million, executed amendments to such convertible notes payable to change the conversion price from 85% of the then current market price to a fixed conversion price of $0.995 per share of the Company’s non-voting common stock (see Note 5).

Warrants to Purchase Common Stock

In October 2022, the Company issued an aggregate of 6,808,000 warrants to purchase the Company’s common stock, each with an exercise price of $0.01, of which 6,755,000 warrants were issued to certain investors in connection with, and are only exercisable upon, the closing of the Private Placement in connection with the Merger. In December 2022, of the 6,755,000 warrants issued to certain investors, 6,032,000 warrants were forfeited in connection with amendments to the Private Placement (see Note 1).

In December 2022, the Company issued an aggregate of 3,338,000 warrants to purchase the Company’s common stock, including 1,508,000 warrants to certain investors in connection with the Private Placement, each with an exercise price of $0.01 and are only exercisable upon, the occurrence of the first closing of the Private Placement in connection with the Merger.

Amendments to 2020 Convertible Notes

In December 2022, the Company and investors holding convertible notes payable with an aggregate outstanding principal amount of $9.8 million, executed amendments to such convertible notes payable to change the conversion price from 85% of the then current market price to a fixed conversion price of $0.995 per share of the Company’s non-voting common stock and to provide for automatic conversion upon a change of control.

Merger Agreement and Related Transactions

In December 2022, the stockholders of Yumanity approved the Merger, which was effective on December 16, 2022 and pursuant to which the Company became a wholly owned subsidiary of Yumanity and the surviving corporation of the Merger (see Note 1). The Company determined that the transaction represents an asset acquisition pursuant to Accounting Standards Codification Topic 805, Business Combinations. Further, the Company is expected to be the accounting acquirer based on the terms of the Merger Agreement and other factors, including: (i) the Company’s retains a majority voting and equity interest in the combined company, (ii) the Company designates a majority (four of six) of the initial members of the board of directors of the combined company; (iii) the Company’s executive management team becomes the management of the combined company; and (iv) the combined company is named Kineta, Inc. and headquartered in Seattle, Washington.

On December 16, 2022, immediately following the closing of the Merger, the combined organization completed the sale of shares of its common stock in the first closing of the Private Placement (see Note 1). The second closing of the Private Placement for an aggregate purchase price of $22.5 million is expected to occur on March 31, 2023. The number of shares of the combined organization common stock to be issued on March 31, 2023 will be the aggregate purchase price of $22.5 million divided by the purchase price equal to (a) the volume-weighted average price of Yumanity common stock for the five trading days prior to March 31, 2023 (VWAP), plus (b) 10% of the VWAP.

In addition, upon the closing of the Merger (a) for the Company’s performance RSUs with a grant date fair value of $4.5 million immediately before the closing of the Merger, the liquidity performance condition was met upon the Merger closing and the Company expects to recognize $3.3 million in stock based compensation upon the Merger closing using the accelerated attribution method, with the remaining $1.2 million to be recognized over the remaining requisite service period and (b) the Company’s convertible notes payable with an outstanding principal balance of $16.5 million plus accrued interest converted into 17.8 million shares of the Company’s common stock.